News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Kevin Quinn
Investor Contact
t: 540-561-6454
e: kquinn@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS SECOND QUARTER FISCAL 2013 DILUTED EPS INCREASE OF 18.7% TO $1.59

ROANOKE, Va, August 8, 2013 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the second quarter ended July 13, 2013. Second quarter earnings per diluted share (EPS) were $1.59, which was an 18.7% increase versus the second quarter last year and includes a $0.01 impact resulting from the integration expenses for B.W.P. Distributors, Inc. (BWP).

Second Quarter Performance Summary

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 13, 2013	July 14, 2012	July 13, 2013	July 14, 2012

Sales (in millions)	$1,549.6	$1,461.0	$3,564.9	$3,418.3

Comp Store Sales %	(0.3%)	(2.7%)	(2.0%)	0.0%

Gross Profit %	50.3%	49.9%	50.1%	50.0%

SG&A %	37.7%	38.3%	39.0%	38.5%

Operating Income %	12.6%	11.6%	11.2%	11.5%

Diluted EPS	$1.59	$1.34	$3.23	$3.14

Avg Diluted Shares (in thousands)	73,343	74,084	73,607	74,157

“Our sales grew 6.1% and operating income increased 15.1% in the second quarter. We are pleased with our profit improvement despite our comparable store sales being essentially flat,” said Darren R. Jackson, Chief Executive Officer. “The positive comparable sales growth at the start of the quarter was offset by weaker demand in the balance of the quarter including sales shortfalls in key seasonal categories. While the macroeconomic environment continued to impact our customers we continue to be encouraged by the strong long-term fundamentals of our industry and remain focused on improving our sales performance as we continue to improve our profitability.”

Fiscal Second Quarter and Year-to-Date Highlights

Total sales for the second quarter increased 6.1% to $1.55 billion, as compared with total sales during the second quarter of fiscal 2012 of $1.46 billion. The sales increase was driven by the acquisition of BWP and the net addition of 175 new stores over the past 12 months, partially offset by a comparable store sales decrease of 0.3% versus a comparable store sales decrease of 2.7% during the second quarter of fiscal 2012. Year-to-date, total sales increased 4.3% to $3.56 billion, compared with total sales of $3.42 billion over the same period last year.

The Company's gross profit rate was 50.3% of sales during the second quarter as compared to 49.9% during the second quarter last year. The 40 basis-point increase in gross profit rate was primarily driven by increased merchandise margins due to lower acquisition costs and a favorable product mix partially offset by planned increases in supply chain costs related to the full operations of the Company's new distribution center and the impact of BWP sales, which have a lower gross margin rate as a result of their much higher mix of Commercial sales. Year-to-date, the Company's gross profit rate was 50.1%, a 13 basis-point increase over the same period in fiscal 2012.

The Company's SG&A rate was 37.7% of sales during the second quarter as compared to 38.3% during the same period last year. The 58 basis-point decrease was primarily driven by the timing of last year's Company-wide leadership meeting, lower marketing expense, increased labor productivity and lower credit card fees as a result of the insourcing of the Company's commercial credit program.  These were partially offset by higher incentive compensation and expense deleverage as a result of the 0.3% comparable store sales decline and increased new store openings. Year-to-date, the Company's SG&A rate was 39.0% versus 38.5% during the same period last year.

The Company's operating income during the second quarter of $194.7 million increased 15.1% versus the second quarter of fiscal 2012. On a rate basis, operating income was 12.6% of total sales as compared to 11.6% during the second quarter of fiscal 2012. Year-to-date the Company's operating income rate was 11.2% versus 11.5% during the same period last year.

Operating cash flow decreased 24.6% to $310.1 million from $411.4 million through the second quarter of fiscal 2012. Free cash flow was $27.9 million versus $265.4 million through the second quarter of fiscal 2012. This decrease in free cash flow was primarily due to the Company's acquisition of BWP which occurred at the beginning of the fiscal year. Capital expenditures were $111.9 million as compared to $146.3 million through the second quarter of fiscal 2012.

“We are pleased that we were able to exceed our profit expectations for the quarter,” said Mike Norona, Executive Vice President and Chief Financial Officer.  “Despite softer sales than we expected in the back half of the quarter, our gross profit improvements and disciplined focus on expense management allowed us to increase our earnings per share 18.7% and our operating margins by 98 bps during the quarter. Our long-term operating income rate goal is to achieve 12% and our progress in the quarter is a solid step in the right direction.”

Comparable Key Financial Metrics and Statistics (1)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended		Fifty-Two Weeks Ended
	July 13, 2013	July 14, 2012	July 13, 2013	July 14, 2012	FY 2012	FY 2011

Sales Growth %	6.1%	(1.3%)	4.3%	1.2%	0.6%	4.1%

Sales per Store (2)	$1,654	$1,697	$1,654	$1,697	$1,664	$1,708

Operating Income per Store (3)	$172	$187	$172	$187	$176	$184

Return on Invested Capital (4)	18.5%	19.9%	18.5%	19.9%	19.4%	19.5%

Gross Margin Return on Inventory (5)	8.9	7.0	8.9	7.0	9.3	6.6

Total Store Square Footage, end of period	29,204	26,927	29,204	26,927	27,806	26,663

Total Team Members, end of period	54,250	53,464	54,250	53,464	53,473	52,002

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted.

(2)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(3)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(4)	Return on invested capital (ROIC) is calculated in detail in the supplemental financial schedules.

(5)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the second quarter, the Company opened 26 stores, including 5 Autopart International stores, and closed 5 stores. As of July 13, 2013, the Company's total store count was 3,990 including 227 Autopart International stores.

Share Repurchase Program

Year-to-date, the Company repurchased approximately 1.0 million shares of its common stock at an aggregate cost of $74.5 million, or an average price of $77.38 per share. As of July 13, 2013, the Company had approximately $418 million available on the Company's $500 million share repurchase program authorized by the Company's Board of Directors on May 14, 2012.

Dividend

On August 6, 2013, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on October 4, 2013 to stockholders of record as of September 20, 2013.

Investor Conference Call

The Company will host a conference call on Thursday, August 8, 2013, at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until August 8, 2014.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of July 13, 2013, the Company operated 3,990 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2013. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, information technology security, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 29, 2012 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

###

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 13, 2013	December 29, 2012	July 14, 2012

Assets

Current assets:
Cash and cash equivalents	$520,969	$598,111	$448,594
Receivables, net	281,714	229,866	159,349
Inventories, net	2,407,041	2,308,609	2,096,341
Other current assets	66,555	47,614	60,883
Total current assets	3,276,279	3,184,200	2,765,167

Property and equipment, net	1,285,029	1,291,759	1,263,680
Assets held for sale	2,237	788	788
Goodwill	199,791	76,389	76,389
Intangible assets, net	56,155	28,845	29,468
Other assets, net	32,797	31,833	33,654
	$4,852,288	$4,613,814	$4,169,146

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$878	$627	$760
Accounts payable	2,048,202	2,029,814	1,738,101
Accrued expenses	450,253	379,639	417,663
Other current liabilities	140,332	149,558	135,517
Total current liabilities	2,639,665	2,559,638	2,292,041

Long-term debt	604,117	604,461	599,696
Other long-term liabilities	239,527	239,021	218,308
Total stockholders' equity	1,368,979	1,210,694	1,059,101
	$4,852,288	$4,613,814	$4,169,146

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
July 13, 2013 and July 14, 2012
(in thousands, except per share data)
(unaudited)

	July 13, 2013	July 14, 2012

Net sales	$1,549,553	$1,460,983
Cost of sales, including purchasing and warehousing costs	770,330	732,125
Gross profit	779,223	728,858
Selling, general and administrative expenses	584,541	559,663
Operating income	194,682	169,195
Other, net:
Interest expense	(8,024)	(7,947)
Other income (expense), net	365	(55)
Total other, net	(7,659)	(8,002)
Income before provision for income taxes	187,023	161,193
Provision for income taxes	70,152	61,587
Net income	$116,871	$99,606

Basic earnings per share (a)	$1.60	$1.36
Diluted earnings per share (a)	$1.59	$1.34

Average common shares outstanding (a)	72,930	73,150
Average common shares outstanding - assuming dilution (a)	73,343	74,084

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At July 13, 2013 and July 14, 2012, we had 72,835 and 73,325 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twenty-Eight Week Periods Ended
July 13, 2013 and July 14, 2012
(in thousands, except per share data)
(unaudited)

	July 13, 2013	July 14, 2012

Net sales	$3,564,857	$3,418,275
Cost of sales, including purchasing and warehousing costs	1,777,428	1,708,744
Gross profit	1,787,429	1,709,531
Selling, general and administrative expenses	1,388,679	1,315,772
Operating income	398,750	393,759
Other, net:
Interest expense	(18,684)	(17,801)
Other income, net	1,323	447
Total other, net	(17,361)	(17,354)
Income before provision for income taxes	381,389	376,405
Provision for income taxes	142,728	143,293
Net income	$238,661	$233,112

Basic earnings per share (a)	$3.26	$3.19
Diluted earnings per share (a)	$3.23	$3.14

Average common shares outstanding (a)	73,081	73,003
Average common shares outstanding - assuming dilution (a)	73,607	74,157

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At July 13, 2013 and July 14, 2012, we had 72,835 and 73,325 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 13, 2013 and July 14, 2012
(in thousands)
(unaudited)

	July 13, 2013	July 14, 2012

Cash flows from operating activities:
Net income	$238,661	$233,112
Depreciation and amortization	112,072	98,527
Share-based compensation	4,593	9,280
(Benefit) provision for deferred income taxes	(5,893)	1,526
Excess tax benefit from share-based compensation	(14,570)	(20,685)
Other non-cash adjustments to net income	1,281	2,232
Increase in:
Receivables, net	(33,266)	(19,342)
Inventories, net	(53,997)	(53,183)
Other assets	(13,965)	(7,483)
(Decrease) increase in:
Accounts payable	(18,915)	84,918
Accrued expenses	93,683	75,037
Other liabilities	406	7,444
Net cash provided by operating activities	310,090	411,383

Cash flows from investing activities:
Purchases of property and equipment	(111,904)	(146,281)
Business acquisition, net of cash acquired	(187,211)	—
Sale of certain assets of acquired business	16,798	—
Proceeds from sales of property and equipment	148	268
Net cash used in investing activities	(282,169)	(146,013)
Cash flows from financing activities:
Decrease in bank overdrafts	(8,724)	(16,181)
Net (payments) borrowings on credit facilities	—	(115,000)
Issuance of senior unsecured notes	—	299,904
Payment of debt related costs	—	(2,648)
Dividends paid	(13,193)	(13,196)
Proceeds from the issuance of common stock, primarily exercise of stock options	3,029	6,260
Tax withholdings related to the exercise of stock appreciation rights	(19,891)	(24,214)
Excess tax benefit from share-based compensation	14,570	20,685
Repurchase of common stock	(75,788)	(25,042)
Contingent consideration related to previous business acquisitions	(4,726)	(4,755)
Other	(340)	(490)
Net cash (used in) provided by financing activities	(105,063)	125,323

Net (decrease) increase in cash and cash equivalents	(77,142)	390,693
Cash and cash equivalents, beginning of period	598,111	57,901
Cash and cash equivalents, end of period	$520,969	$448,594

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Twenty-Eight Week Periods Ended
July 13, 2013 and July 14, 2012
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	July 13, 2013	July 14, 2012

Cash flows from operating activities	$310,090	$411,383
Cash flows used in investing activities	(282,169)	(146,013)
Free cash flow	$27,921	$265,370

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	July 13, 2013	July 14, 2012

Net income	$393,220	$405,103
Add:
After-tax interest expense and other, net	20,765	19,168
After-tax rent expense	215,009	193,850
After-Tax Operating Earnings	628,994	618,121

Average assets (less cash)	4,025,937	3,627,600
Less: Average liabilities (excluding total debt)	(2,693,641)	(2,391,184)
Add: Capitalized lease obligation (rent expense * 6) (a)	2,065,284	1,873,212
Total Invested Capital	3,397,580	3,109,628

ROIC	18.5%	19.9%

Rent expense	$344,214	$312,202
Interest expense and other, net	$33,247	$30,877

(a)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

NOTE: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.